Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to (a) the use of our audit letter relating to the proved reserves of gas and oil (including coalbed methane) of CNX Gas Corporation as of December 31, 2009 (b) the references to us as experts in CNX Gas Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 and (c) the incorporation by reference of our name and our audit letter into CNX Gas Corporation’s Registration Statements on Form S-8 (file nos. 333-131497 and 333-133988).

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Netherland, Sewell and Associates, Inc. nor any of its employees had, or now has, a substantial interest in CNX Gas Corporation or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/S/ DANNY D. SIMMONS, P.E.
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

February 9, 2010